EXHIBIT 99.1

Investor Relations

Heather Hille

Director, Investor Relations

(952) 887-8923, heather.hille@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Completes Acquisition of Charles Machine Works

Parent Company of Market-Leading Ditch Witch

BLOOMINGTON, Minn. (April 1, 2019) – The Toro Company (NYSE: TTC) today announced that it has successfully completed its acquisition of privately held The Charles Machine Works, Inc., an Oklahoma corporation and the parent company of Ditch Witch and other leading brands in the underground construction market.

Known as “The Underground Authority,” Charles Machine Works designs, manufactures and sells a range of products to cover the full life-cycle of underground pipe and cable, including horizontal directional drills, walk and ride trenchers, utility loaders, vacuum excavators, asset locators, pipe rehabilitation solutions and after-market tools.  The acquisition brings together Toro’s portfolio of leading brands with Charles Machine Works’ deep understanding of the structures and systems that move resources across the globe, and the most important needs of underground construction professionals.

“We’re excited to welcome the men and women of Charles Machine Works to our team,” said Richard M. Olson, Toro’s chairman and chief executive officer. “As an organization, our strategic priorities of profitable growth, operational excellence and empowering people are well aligned.  We are confident that together, we will further strengthen our portfolio of market-leading brands, with a focus on our customers, a commitment to innovation and leveraging our best-in-class channel networks.  I am very optimistic about the momentum our combined strengths, talents and resources will generate in the future, as we continue our focus on long-term value creation for all of our stakeholders.”

The purchase price was approximately $700 million, which was financed with new debt and borrowing under Toro’s existing credit facility.  The transaction, originally announced February 15, 2019, is immediately accretive to EPS, excluding purchase accounting adjustments and transaction-related expenses.  As previously communicated, the company expects to realize synergies of about $30 million over a three-year period following the close.  In addition, there are also revenue synergies and working capital improvements anticipated over time.

The company expects to provide updated full-year guidance when it reports its fiscal 2019 second quarter results.

2 - The Toro Company Completes Acquisition of Charles Machine Works

About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf maintenance, snow and ice management, landscape, rental and specialty construction equipment, and irrigation and outdoor lighting solutions. With sales of $2.6 billion in fiscal 2018, Toro’s global presence extends to more than 125 countries. Through constant innovation and caring relationships built on trust and integrity, Toro and its family of brands have built a legacy of excellence by helping customers care for golf courses, sports fields, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.

About Charles Machine Works

Charles Machine Works is The Underground Authority—a family of companies delivering the most advanced equipment and solutions for underground construction and service in the world today. Its family includes Ditch Witch®, Subsite® Electronics, DW/TXS®, HammerHead®, Radius® HDD, American Augers®, Trencor® and MTI® Equipment. Together, the Charles Machine Works family of companies offers the most complete line of solutions for the full life-cycle of underground pipe and cable. For more information, visit https://charlesmachine.works/.

Forward-Looking Statements

This news release contains not only historical information, but also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and that are subject to the safe harbor created by those sections. Statements that are not historical are forward-looking and reflect expectations and assumptions. Forward-looking statements are based on Toro’s current expectations of future events, and often can be identified in this release and elsewhere by using words such as "expect," "strive," "looking ahead," "outlook," "guidance," "forecast," "goal," "optimistic," "anticipate," "continue," "plan," "estimate," "project," "believe," "should," "could," "will," "would," "possible," "may," "likely," "intend," "can," "seek," "potential," "pro forma," or the negative thereof and similar expressions or future dates.  Some of the forward-looking statements in this release about Toro’s acquisition of Charles Machine Works include Toro’s  expected earnings contribution from the acquisition and expected value to be achieved through synergies and working capital improvements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. The following are some of the factors known to Toro that could cause Toro’s actual results to differ materially from what Toro has anticipated in its forward-looking statements:   the failure by Toro to achieve the net sales, earnings and any cost or revenue synergies and any working capital improvements expected from the acquisition or delays in the realization thereof; delays and challenges in integrating the businesses; business disruption as a result of the completion of the acquisition; loss of key personnel; unanticipated liabilities or exposures for which Toro has not been indemnified or may not recover; infringement of intellectual property rights of others associated with the rights acquired in the acquisition; and general adverse business, economic or competitive conditions.  For more information regarding these and other uncertainties and factors that could cause Toro’s actual results to differ materially from what it has anticipated in its forward-looking statements or otherwise could materially adversely affect its business, financial condition or operating results, see Toro’s most recently filed Annual Report on Form 10-K, Part I, Item 1A, “Risk Factors” and Quarterly Report on Form 10-Q, Part II, Item IA, “Risk Factors.”   All forward-looking statements included in this release are expressly qualified in their entirety by the foregoing cautionary statements. Toro cautions readers not to place undue reliance on any forward-looking statement which speaks only as of the date made and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described above, the risks described in Toro’s most recent Annual Report on Form 10-K, Part I, Item 1A, “Risk Factors” and Quarterly Report on Form 10-Q, Part II, Item IA, “Risk Factors,” as well as others that Toro may consider immaterial or does not anticipate at this time. The foregoing risks and uncertainties are not exclusive and further information concerning Toro and its businesses, including factors that potentially could materially affect Toro’s financial results or condition, may emerge from time to time. Toro undertakes no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. Toro advises you, however, to consult any further disclosures it makes on related subjects in its future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that Toro may file with or furnish to the SEC.

###